PROSPECTUS SUPPLEMENT (To Prospectus dated January 31, 2006)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-131018
TRIAD FINANCIAL CORPORATION
$150,000,000
11.125% Senior Notes due 2013

Recent Developments
     We have attached to this prospectus supplement the Current Report on Form 8-K of Triad Financial Corporation filed with the SEC on February 19, 2008. The attached information updates and supplements Triad Financial Corporation’s Prospectus dated January 31, 2006, the Prospectus Supplement dated April 3, 2006, the Prospectus Supplement dated May 12, 2006, the Prospectus Supplement dated August 14, 2006, the Prospectus Supplement dated November 13, 2006, the Prospectus Supplement dated March 29, 2007, the Prospectus Supplement dated May 14, 2007, the Prospectus Supplement dated June 12, 2007, the Prospectus Supplement dated August 15, 2007, the Prospectus Supplement dated November 9, 2007, the Prospectus Supplement dated November 16, 2007 and the Prospectus Supplement dated January 11, 2008.
     You should carefully consider the risk factors beginning on page 10 of the Prospectus before investing.
     Neither the SEC nor any state securities commission has approved the notes to be distributed, nor have any of these organizations determined that this prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus supplement, together with the prospectus, the prospectus supplement dated April 3, 2006, the prospectus supplement dated May 12, 2006, the prospectus supplement dated August 14, 2006, the prospectus supplement dated November 13, 2006, the prospectus supplement dated March 29, 2007, the prospectus supplement dated May 14, 2007, the prospectus supplement dated June 12, 2007, the prospectus supplement dated August 15, 2007, the prospectus supplement dated November 9, 2007, the prospectus supplement dated November 16, 2007, and the prospectus supplement dated January 11, 2008, is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions and by certain affiliated selling noteholders at negotiated prices related to prevailing market prices at the time of the sale. Goldman, Sachs & Co. may act as principal or agent in such transactions.
February 19, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2008
TRIAD FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	333-126538 (Commission File Number)	33-0356705 (IRS Employer Identification No.)
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
(Address of principal executive offices, including zip code)
(714) 373-8300
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 12, 2008, the Board of Directors of Triad Financial Corporation (the “Company”), through its Compensation Committee, approved an amendment to the Consulting Agreement dated as of July 31, 2007 between the Company and Mr. Carl B. Webb, a director and the former President and Chief Executive Officer of the Company, to increase the consulting fee payable to Mr. Webb to $500,000 annually, effective January 1, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD FINANCIAL CORPORATION
Date: February 19, 2008	/s/ Timothy M. O’Connor
	Name:	Timothy M. O’Connor
	Title:	Senior Vice President